Exhibit 99.1

Legend International Holdings Releases Phosphate Project Scoping Study by International Group British Sulphur (CRU International)

MELBOURNE, Australia--(BUSINESS WIRE)--Legend International Holdings, Inc (OTCBB:LGDI) (a Delaware Corporation) with phosphate projects in the State of Queensland, Australia, releases the results of the phosphate rock preliminary scoping study on its phosphate projects in Queensland conducted by British Sulphur, a division of CRU International.

British Sulphur have prepared initial project capital and operating costs assuming sale prices for phosphate of US$100 per tonne fob, US$200 per tonne fob, US$300 per tonne fob and US$400 per tonne fob. In March 2008, sales of Moroccan product at US$400 per tonne fob Morocco have been recorded.

The report sets out the following gross earnings estimates (US$ millions) for the project:

	Current price case fob US$400/t rock	Base case fob US$200/t rock	High case fob US$300/t rock	Worst case fob US$100/t rock
Capital (1)	826.6	826.6	826.6	826.6
Annual Revenue	2,000.0	1,000.0	1,500.0	500.0
Annual Costs	298.4	298.4	298.4	298.4
Annual Gross Earnings	1,701.7	701.7	1,201.7	201.7

(1) capital costs include a 15% contingency.

Legend International Holdings has historically defined phosphate deposits of 1,463 million tonnes at 16% P2O5 on its Queensland land holdings. British Sulphur has completed the preliminary scoping study based on the following:

  a 10 million tonne per year phosphate rock mine site
  a beneficiation plant generating 5 million tonne per year phosphate rock concentrate a 300 kilometre slurry pipeline from Lady Annie to the Port of Karumba the development of a drying facility, plus loading and berthing areas at the Port of Karumba barge transfers from shallow draught barges out to larger vessels moored off the coast in the Karumba Roadstead waters ready to ship product to Asia.

A copy of the Scoping Study is contained on our website at www.lgdi.net.

The Company will be commencing the revalidation of historical deposit estimates by drilling a number of twin holes across representative samples throughout the deposit zone, revalidating the metallurgical testwork by sending bench and pilot plant scale samples to an independent external engineering company to develop a flow sheet and final plant design, and conducting a full technical feasibility study and environmental impact statement.

About British Sulphur

The British Sulphur Consultants Division of CRU Group has been the leading business consultancy in the fertilizer and inorganic chemical sector for over 50 years. British Sulphur was the first supplier of information to the fertilizer industry, and remains the largest provider of services to the industry.

About Legend International Holdings Inc

Legend International Holdings, Inc (OTCBB:LGDI) is a mining and agriculture resource development company. The Company is principally focussed on developing its phosphate deposits in the Georgina basin of Queensland, Australia. The Company’s exploration licences include approximately 5.2 million acres in Queensland and the Northern Territory, Australia. For further information please visit our website at www.lgdi.net.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s fiscal 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:
Legend International Holdings Inc
Mr. Joseph Gutnick, +011 613 8532 2866
Chief Executive Officer
Fax: +011 613 8532 2805
E-mail: josephg@axisc.com.au
or
our New York office, 212-223-0018
email: legendinfo@axisc.com.au